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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 October 5, 2001


                            THE ACKERLEY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                   (State or other jurisdiction incorporation)

               1-10321                           91-1043807
      ------------------------        --------------------------------
      (Commission File Number)        (IRS Employer Identification No.)


                          1301 Fifth Avenue, Suite 4000
                            Seattle, Washington 98101
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (206) 624-2888
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ITEM 5. OTHER EVENTS

      On October 5, 2001, The Ackerley Group, Inc. ("Ackerley") announced that it entered into a merger agreement (the "Merger Agreement") among Ackerley, CCMM Sub, Inc. and Clear Channel Communications, Inc. ("Clear Channel"). Under the terms of Merger Agreement, each share of the common stock and the Class B common stock of Ackerley will be converted into the right to receive 0.35 of a share of the common stock of Clear Channel. The transaction is intended to be tax-free to Ackerley's stockholders. The transaction, which is expected to be consummated in the first half of 2002, is subject to the approval of Ackerley's stockholders, and customary regulatory approvals and closing conditions. The description of the Merger Agreement herein is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

      The Merger Agreement prohibits Ackerley from soliciting competing acquisition proposals, which are generally defined as transactions to acquire the assets or stock of Ackerley or its subsidiaries representing 15% or more of the net revenues, net income or the assets of Ackerley and its subsidiaries taken as a whole. However, subject to certain conditions more fully described in the Merger Agreement, until the 30th calendar day (subject to limited extensions) after the date of the Merger Agreement, Ackerley may furnish information to or enter into negotiations with a third party that makes an unsolicited bona fide proposal to enter into a business combination that the board of directors of Ackerley in good faith determines, after consultation with a financial advisor of nationally recognized reputation and after taking into account all factors deemed relevant by the board of directors of Ackerley, including, but not limited to, timing, breakup fees, expense reimbursement provisions, type of consideration and conditions to consummation, is, or could reasonably be expected to lead to, a transaction where the consideration to the Ackerley stockholders is superior from a financial point of view to the transaction with Clear Channel.

      As more fully described in the Merger Agreement, during this above-mentioned period of time, Ackerley has the right to terminate the Merger Agreement in order to accept a Superior Proposal (as defined in the Merger Agreement), subject to Ackerley's obligation to negotiate with Clear Channel, for a period of 72 hours from Ackerley's determination to terminate the Merger Agreement with Clear Channel, to make adjustments in the terms and conditions of the transaction with Clear Channel as would enable the parties to proceed with the Clear Channel transaction on such adjusted terms. In the event that Ackerley terminates the merger agreement to accept a Superior Proposal, Ackerley would be required to pay to Clear Channel a termination fee of $17.25 million plus up to $7.5 million of Clear Channel's transaction expenses.

      In connection with the Merger Agreement, Barry A. Ackerley, Chairman and CEO of Ackerley, entered into a voting and support voting agreement (the "Stockholder Agreement") with Clear Channel. Pursuant to the Stockholder Agreement, Mr. Ackerley has agreed, among other things, to vote shares of common stock of Ackerley owned by him, representing approximately 6.7% of the outstanding voting power of Ackerley, in favor of the transaction with Clear Channel and against competing proposals, until the merger agreement is terminated in accordance with its terms. However, Mr. Ackerley's agreement to vote in favor of the transaction with Clear Channel and against competing proposals is not applicable to the shares of Class B common stock of Ackerley owned by him, which represent approximately 82% of the outstanding voting power of Ackerley. The foregoing description is qualified in its entirety by reference to the full text of the Stockholder Agreement, which is filed herewith as
Exhibit 99.1 and is incorporated herein by reference.

      On October 8, 2001, Ackerley issued a press release, which is filed herewith as Exhibit 99.2 and is incorporated herein by reference, announcing the Merger Agreement and Stockholder Agreement.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)   Financial Statements.

            Not applicable.
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(b)   Pro Forma Financial Information.

            Not applicable.

(c)   Exhibits.

            2.1 Agreement and Plan of Merger among Clear Channel Communications, Inc., CCMM Sub, Inc. and The Ackerley Group, Inc. dated as of October 5, 2001

            99.1 Stockholder Voting and Support Agreement between Clear Channel Communications, Inc. and Barry A. Ackerley dated as of October 5, 2001

            99.2  Press Release dated October 8, 2001
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                THE ACKERLEY GROUP, INC.

Dated: October 9, 2001                          By: /s/ Christopher H. Ackerley
                                                    ----------------------------
                                                Name:  Christopher H. Ackerley
                                                Title: President
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                                  EXHIBIT INDEX

Description                                                                 Exhibit
-----------                                                                 -------
Agreement and Plan of Merger among Clear Channel Communications, Inc.,       2.1
CCMM Sub, Inc. and The Ackerley Group, Inc. dated as of October 5, 2001

Stockholder Voting and Support Agreement between Clear Channel              99.1
Communications, Inc. and Barry A. Ackerley dated as of October 5, 2001

Press Release dated October 8, 2001                                         99.2